UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2005

Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Juris- diction of Incorporation	0-30684 (Commission File Number)	20-1303994 (IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 919-1500

Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.

     On May 2, 2005, effective April 1, 2005, Bookham Technology plc (“Bookham plc”), a wholly-owned subsidiary of Bookham, Inc. (the “Registrant”), and Nortel Networks Limited (“NNL”) concluded definitive agreements formally documenting the arrangements contemplated by the letter agreement entered into by the Registrant and NNL on March 28, 2005 (the “Letter Agreement”), and disclosed in the Registrant’s Current Report on Form 8-K filed on April 1, 2005.

     The definitive agreements include, among other agreements including security agreements, an Addendum (the “Addendum”) to the Optical Components Supply Agreement dated November 8, 2002 between Bookham plc and NNL (the “Supply Agreement”) and a Second Notes Amendment and Waiver Agreement with Registrant and certain of its subsidiaries, Nortel Networks UK Limited (“NNUKL”), Nortel Networks Corporation (“Nortel Networks”) and NNL (the “Notes Agreement”) and relating to the Amended and Restated Series A-2 Senior Secured Note Due 2007 (the “Series A Note”) issued by the Registrant to NNUKL and the Amended and Restated Series B-1 Senior Secured Note Due 2006 issued by Bookham plc to NNUKL (the “Series B Note” and, together with the “Series A Note”, the “Notes”).

     The Addendum increases the prices and adjusts the payment terms of certain products shipped to NNL under the Supply Agreement. The increased prices and adjusted payment terms will continue for one year beginning April 1, 2005. Such prices and payment terms may terminate if an event of default occurs and is continuing under the Notes or if a change in control or bankruptcy event occurs.

     Pursuant the Addendum, NNL has confirmed the arrangements in the Letter Agreement to issue non-cancelable purchase orders for last-time buys of products at 100% of the value of such products and for non-last-time buys products 8 out of 12 months of Nortel Network’s forecast for shipments as of April 1, 2005. This resulted in the issuance of a non-cancelable purchase order for such products valued at approximately $100 million. The Addendum also formally confirms increases in the prices and adjustments in the payment terms of certain products shipped to Nortel Networks under the Supply Agreement.

     Pursuant to the Notes Agreement, NNUKL waived through May 2, 2006 the terms of the Notes requiring prepayment in the event the Registrant raises additional capital. This waiver applies to net proceeds of up to $75 million in the aggregate, provided that the Registrant uses such proceeds for working capital purposes in the ordinary course of business. The waiver will terminate prior to May 2, 2006 if an event of default has occurred and is continuing under the Notes or if a change in control or bankruptcy event occurs.

     The Notes Agreement amended the Notes to provide that an event of default under the Supply Agreement constitutes an event of default under the Notes. An event of default would occur under the Supply Agreement (and therefore the Notes) upon: (i) Bookham plc’s intentional cessation of shipment of products to NNL against an agreed delivery schedule; (ii) Bookham plc’s failure to deliver products pursuant to the Supply Agreement to the extent that NNL would be entitled to cancel all or part of an order, provided that NNL provides written notice of such default; (iii) Bookham plc’s failure to meet a milestone for a last time buy product, provided that NNL provides written notice of such default; (iv) Bookham plc’s breach of or default under any one of its material obligations under the Supply Agreement which continues for more than 10 calendar days; (v) any other default by Bookham plc which would entitle NNL to terminate the Supply Agreement; or (vi) any event of default under the Notes.

     Pursuant to the Notes Agreement, the Registrant and certain of its subsidiaries entered into security agreements securing the obligations of the Registrant and its subsidiaries under the Notes and the Supply Agreement. These obligations are secured by the assets already securing the obligations of the Registrant and its subsidiaries under the Notes, as well as by Nortel Networks’ specific inventory and accounts receivable under the Supply Agreement and the Registrant’s real property located in Swindon, United Kingdom. However, the Registrant is permitted to sell the Swindon property provided that no event of default has occurred and is continuing under the Notes and provided that the Registrant uses the proceeds of such sale for working capital purposes in the ordinary course of business.

     As of May 2, 2005, Nortel Networks and its subsidiaries held approximately 12% of the outstanding shares of the Registrant’s common stock. Nortel Networks has agreed that it will only vote these shares on any proposed stockholder resolution that would have the effect, if passed, of varying or suspending any rights attaching to the shares or that would result in Nortel Networks’ rights becoming different from the rights of other stockholders of the Registrant.

Item 2.01. Completion of Acquisition or Disposition of Assets.

     The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: May 6, 2005	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer